Exhibit 35
SERVICER COMPLIANCE STATEMENT
     I, K. E. Middlebrooks, the Vice President and Chief Financial Officer of DaimlerChrysler Financial Services Americas LLC, the Servicer of DaimlerChrysler Master Owner Trust, certify that:
(a)	A review of the Servicer’s activities during the reporting period and of its performance under the applicable servicing agreement has been made under my supervision.
(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the agreement in all material respects through the reporting period.
Date: March 23, 2007

/s/ K. E. Middlebrooks

K. E. Middlebrooks
Vice President and Chief Financial Officer
DaimlerChrysler Financial Services Americas LLC, as Servicer of DaimlerChrysler Master Owner Trust